Exhibit 99.01

OGE Energy Corp. ongoing earnings increase 17% for 2010
Rate relief, favorable weather boosts utility results; Record volumes for midstream business

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), parent company of Oklahoma Gas and Electric Company (OG&E) and OGE Enogex Holdings LLC (Enogex), reported non-GAAP earnings on an ongoing basis of $3.10 per diluted share in 2010, compared with $2.66 per diluted share in 2009.

Earnings on an ongoing basis exclude the one-time charge of $11 million to write off previously recognized Medicare Part D tax benefits affected by the national health care law enacted in 2010. Including this one-time charge, GAAP earnings in 2010 were $2.99 per diluted share.

In 2010, OG&E reported net income of $216 million and contributed $2.18 per diluted share, compared with $200 million, or $2.06 per diluted share in 2009. Enogex reported net income of $91 million, or $0.92 per diluted share in 2010, compared to net income of $61 million, or $0.63 per diluted share in 2009.

"We are pleased to report record earnings for 2010," said Pete Delaney, OGE Energy chairman and CEO. "OG&E's record earnings reflect our continued investment in the infrastructure associated with positioning our utility for the future. Enogex success was driven by record gathering and processing volumes in a favorable commodity price environment.  We are excited about the opportunities associated with our 2011 investment plan, the largest capital spend in our company’s history."

Fourth Quarter Results
For the three months ended Dec. 31, 2010, OGE Energy reported earnings of $0.31 per diluted share, compared with $0.35 per diluted share in the fourth quarter of 2009. The decrease was due primarily to expected higher operating expenses in the fourth quarter compared to the same period last year partially offset by higher gross margins.

Discussion of 2010 results
OGE Energy reported consolidated gross margin of $1.53 billion in 2010, compared with $1.31 billion in 2009. Operating income was $594 million in 2010, compared with $492 million in 2009. Net income was $295 million in 2010, compared with $258 million in 2009.

OG&E reported gross margin of $1.1 billion in 2010, compared with $955 million in 2009. OG&E's higher net income, $216 million in 2010 compared with $200 million in 2009, was primarily attributed to rate relief associated with wind, transmission and infrastructure investments and warmer summer weather resulting in a 25 percent increase in cooling degree days in 2010.

Enogex reported gross margin of $423 million in 2010, compared to $358 million in 2009. Higher net income at Enogex, $91 million in 2010 compared to $61 million in 2009, was primarily due to record volumes of natural gas gathered and liquids processed, plus higher commodity prices for the year.

2011 Outlook
OGE Energy consolidated earnings guidance for 2011 is $3.00 to $3.20 per averaged diluted share. The guidance assumes approximately 99.5 million average diluted shares outstanding and normal weather for the year. More information regarding the Company's 2011 earnings guidance and 2010 financial results is contained in the Company's Form 10-K filed today with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of the recent health care legislation, are non-GAAP financial measures.  OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. OGE Energy’s management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors.  Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below and are available on OGE Energy’s website: www.oge.com.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2011 on Thursday, Feb. 17, at 8 a.m. CST. The conference will be available through www.oge.com.  OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 783,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2010.

Reconciliation of Ongoing Earnings (Loss) to GAAP Earnings (Loss)

(in millions)	2010 Ongoing Earnings (Loss)	One-Time Charge*	2010 GAAP Earnings (Loss)	2009 GAAP and Ongoing Earnings (Loss)**

OG&E	$222.7	($7.0)	$215.7	$200.4
Enogex	93.1	(2.0)	91.1	61.3
Holding Co.	(9.1)	(2.4)	(11.5)	(3.4)
Consolidated	$306.7	($11.4)	$295.3	$258.3

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings per Average Diluted Share

	2010 Ongoing Earnings Per Share	One-Time Charge*	2010 GAAP Earnings Per Share	2009 GAAP and Ongoing Earnings Per Share**

OG&E	$2.25	($0.07)	$2.18	$2.06
Enogex	0.94	(0.02)	0.92	0.63
Holding Co.	(0.09)	(0.02)	(0.11)	(0.03)
Consolidated	$3.10	($0.11)	$2.99	$2.66

* The Patient Protection Act and Affordable Care Act of 2009 and the Health Care and Education Reconciliation Act of 2010 were signed into law on March 23, 2010 and March 30, 2010, respectively.  These Acts change the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits.  As a result, OGE recognized a one-time, non-cash charge of approximately $11.4 million or $0.11 per average diluted share.

** There were no one-time charges for the year ended December 31, 2009 therefore, ongoing and GAAP earnings are the same.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 430.1	$ 411.3	$ 2,109.9	$ 1,751.2
Natural Gas Midstream Operations operating revenues	398.4	362.4	1,607.0	1,118.5
Total operating revenues	828.5	773.7	3,716.9	2,869.7

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	195.4	189.4	952.6	748.7
Natural Gas Midstream Operations cost of goods sold	302.8	276.8	1,234.8	809.0
Total cost of goods sold	498.2	466.2	2,187.4	1,557.7

Gross margin on revenues	330.3	307.5	1,529.5	1,312.0

OPERATING EXPENSES
Other operation and maintenance	148.8	131.7	549.8	466.8
Depreciation and amortization	77.2	69.9	292.4	265.7
Taxes other than income	22.9	22.1	93.4	87.6
Total operating expenses	248.9	223.7	935.6	820.1

OPERATING INCOME	81.4	83.8	593.9	491.9

OTHER INCOME (EXPENSE)
Interest income	-	-	-	1.4
Allowance for equity funds used during construction	4.2	4.4	11.4	15.1
Other income	7.9	7.5	13.7	27.5
Other expense	(9.1)	(7.4)	(17.9)	(16.3)
Net other income	3.0	4.5	7.2	27.7

INTEREST EXPENSE
Interest on long-term debt	36.0	36.7	139.3	137.3
Allowance for borrowed funds used during construction	(2.0)	(2.4)	(5.5)	(8.3)
Interest on short-term debt and other interest charges	1.2	2.0	5.9	8.4
Interest expense	35.2	36.3	139.7	137.4

INCOME BEFORE TAXES	49.2	52.0	461.4	382.2

INCOME TAX EXPENSE	15.4	16.9	161.0	121.1

NET INCOME	33.8	35.1	300.4	261.1

Less: Net income attributable to noncontrolling interest	3.1	0.9	5.1	2.8

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 30.7	$ 34.2	$ 295.3	$ 258.3

BASIC AVERAGE COMMON SHARES OUTSTANDING	97.5	96.9	97.3	96.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.2	98.1	98.9	97.2

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.32	$ 0.35	$ 3.03	$ 2.68

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.31	$ 0.35	$ 2.99	$ 2.66

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 165.0	$ 160.6	$ 894.8	$ 717.9
Commercial	111.5	103.7	521.0	439.8
Industrial	48.0	43.8	212.5	172.1
Oilfield	37.2	32.1	162.8	132.6
Public authorities and street light	43.0	40.9	200.8	167.7
Sales for resale	15.3	13.6	65.8	53.6
Provision for rate refund	0.4	-	-	(0.6)
System sales revenues	420.4	394.7	2,057.7	1,683.1
Off-system sales revenues	2.0	6.2	21.7	31.8
Other	7.7	10.4	30.5	36.3
Total operating revenues	$ 430.1	$ 411.3	$ 2,109.9	$ 1,751.2

Sales of electricity - MWH (a) sales by classification
Residential	2.0	1.9	9.6	8.7
Commercial	1.6	1.5	6.7	6.4
Industrial	0.9	0.9	3.8	3.6
Oilfield	0.8	0.7	3.1	2.9
Public authorities and street light	0.7	0.8	3.0	3.0
Sales for resale	0.3	0.3	1.4	1.3
System sales	6.3	6.1	27.6	25.9
Off-system sales	-	0.2	0.5	1.0
Total sales	6.3	6.3	28.1	26.9

Number of customers	782,558	776,550	782,558	776,550

Average cost of energy per KWH (b) - cents
Natural gas	3.939	4.410	4.638	3.696
Coal	1.993	1.783	1.911	1.747
Total fuel	2.818	2.759	3.012	2.474
Total fuel and purchased power	2.998	3.041	3.064	2.760

Degree days
Heating
Actual	1,223	1,510	3,528	3,456
Normal	1,403	1,403	3,631	3,631
Cooling
Actual	42	11	2,328	1,860
Normal	61	61	1,911	1,911

NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$ 418.1	$ 382.8	$ 1,707.7	$ 1,205.1
Operating income	$ 44.0	$ 39.2	$ 184.3	$ 138.7
Net income attributable to Enogex	$ 22.2	$ 16.2	$ 91.1	$ 61.3
Net cash provided from operating activities	$ 63.0	$ 37.0	$ 304.1	$ 36.9
Capital expenditures	$ 76.7	$ 57.3	$ 234.2	$ 237.1

Gathered volumes - Tbtu/d (c)	1.34	1.22	1.32	1.25
Incremental transportation volumes - Tbtu/d (d)	0.27	0.53	0.40	0.54
Total throughput volumes - Tbtu/d	1.61	1.75	1.72	1.79

Natural gas processed - Tbtu/d	0.85	0.73	0.82	0.70

Natural gas liquids sold (keep-whole) - million gallons	50	41	187	110
Natural gas liquids sold (purchase for resale) - million gallons	132	97	470	351
Natural gas liquids sold (percent-of-liquids) - million gallons	8	7	31	32
Total natural gas liquids sold - million gallons	190	145	688	493

Average sales price per gallon	$ 1.04	$ 0.99	$ 0.96	$ 0.77

Estimated realized keep-whole spreads (e)	$ 7.05	$ 5.84	$ 5.74	$ 4.12

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.

(e)  The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink.  The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions.  The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the Conway, Kansas market for NGLs and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co., Texas, Oklahoma for the forward month contract for natural gas prices.